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                                                                    EXHIBIT 4(1)


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION (TOGETHER, THE "SECURITIES LAWS") AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ENCUMBERED IN THE ABSENCE OF COMPLIANCE WITH SUCH SECURITIES LAWS AND UNTIL THE COMPANY (AS DEFINED HEREIN) HEREOF SHALL HAVE RECEIVED AN OPINION FROM COUNSEL ACCEPTABLE TO IT THAT THE PROPOSED DISPOSITION WILL NOT VIOLATE ANY APPLICABLE SECURITIES LAWS. THIS NOTE IS NON-NEGOTIABLE AND NON-TRANSFERABLE AND NO INTEREST SHALL BE PAID EXCEPT TO THE PAYEE NAMED HEREIN EXCEPT AS OTHERWISE NOTED HEREIN. THIS NOTE IS NOT SECURED.


                    INNOVATIVE GAMING CORPORATION OF AMERICA

                                 PROMISSORY NOTE

Las Vegas, Nevada
$1,000,000
April 12, 2001

FOR VALUE RECEIVED, Innovative Gaming Corporation of America, a Minnesota corporation (the "Company"), promises to pay to Blake Capital Partners, LLC (the "Holder"), in lawful money of the United States of America, the principal sum of ONE MILLION DOLLARS ($1,000,000), together with interest in arrears on the unpaid principal balance at a rate equal to 8% per annum, in the manner provided below. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

1.       PAYMENTS.

         1.1 PRINCIPAL AND INTEREST. The principal amount of this Note and all interest accrued thereon shall be due and payable on the 90th day following the date of this Note, July 12, 2001 (the "Maturity Date").

         1.2 MANNER OF PAYMENT. All payments of principal and interest on this Note shall be made by check at such place in the United States of America as Holder shall designate to the Company in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall not be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday, or legal holiday in the State of Nevada.

         1.3 PREPAYMENT. At any time after April 12, 2001, the Company may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by the accrued


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interest on the amount of principal prepaid calculated to the date of such prepayment. The Company shall provide Holder with not less than five days written notice prior to such prepayment.

2.       DEFAULT.

         2.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events with respect to Company shall constitute an event of default hereunder (each an "Event of Default"):

               (a) if Company shall fail to pay when due any payment of principal or interest on this Note within 30 days after any such payment is due and such failure continues for 30 days after the Holder notifies the Company thereof in writing;

               (b) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), the Company shall: (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case;
          (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due; or

               (c) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Company or substantially all of the Company's properties, or (iii) orders the liquidation of the Company, and in each case the order or decree is not dismissed within 90 days.

         2.2 NOTICE BY THE COMPANY. The Company shall notify Holder in writing within five days after the occurrence of any Event of Default of which the Company acquires knowledge.

         2.3 REMEDIES. Upon the occurrence of an Event of Default hereunder (unless all Events of Defaults have been cured or waived by Holder), Holder may, at its option (i) by written notice to the Company, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including without limitation the right to collect from the Company all sums due under this Note.

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3.       TRANSFERABILITY.  Holder is prohibited from transferring its right, title, and interest in this Note.

4.       MISCELLANEOUS.

         4.1 WAIVER. The rights and remedies of Holder under this Note shall be cumulative and not alternative. No waiver by Holder of any right or remedy under this Note shall be effective unless in a writing signed by Holder. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Holder will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right of Holder arising out of this Note can be discharged by Holder, in whole or in part by a waiver or renunciation of the claim or right unless in a writing, signed by Holder; (b) no waiver that may be given by Holder will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on the Company will be deemed to be a waiver of any obligation of the Company or of the right of Holder to take further action without notice or demand as provided in this Note. The Company hereby waives presentment, demand, protest, and notice of dishonor and protest.

         4.2 NOTICES. Any notice required or permitted to be given hereunder shall be given by the Company to the Holder or the Holder to the Company in accordance with the Agreement.

         4.3 SEVERABILITY. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         4.4 GOVERNING LAW. This Note will be governed by the laws of the State of Minnesota without regard to conflicts-of-law principles.

         4.5 PARTIES IN INTEREST. This Note shall bind the Company and its successors and assigns. This Note shall not be assigned by Holder without the express prior written consent the Company.

         4.6 SECTION HEADINGS; CONSTRUCTION. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified.

         All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.


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         IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first stated above.


                                 INNOVATIVE GAMING CORPORATION OF AMERICA


                                  By:      ____________________________________
                                  Name:    Roland M. Thomas
                                  Title:   Chief Executive Officer


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